UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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INSIGHT ENTERPRISES, INC.

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PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
MEETINGS OF THE BOARD AND ITS COMMITTEES
CODE OF ETHICS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
STOCK PRICE PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AUDIT COMMITTEE REPORT
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 2 RATIFICATION OF THE APPOINTMENT OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS
OTHER MATTERS

INSIGHT ENTERPRISES, INC.
1305 West Auto Drive
Tempe, Arizona 85284
NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
April 4, 2006
TO OUR STOCKHOLDERS:
     You are cordially invited to attend the Insight Enterprises, Inc. 2006 annual meeting of stockholders on Tuesday, April 4, 2006, at 3:00 p.m. local time, at our corporate headquarters, 1305 West Auto Drive, Tempe, Arizona 85284, for the following purposes:
(1)	To elect three Class III directors to serve until the 2009 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006; and

(3)	To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.
     These items are more fully described in the following pages, which are made part of this notice.
     Each outstanding share of our common stock entitles the holder of record at the close of business on February 10, 2006 to receive notice of and to vote at the annual meeting or any adjournment or postponement of the meeting. Shares of common stock can be voted at the annual meeting only if the holder is present in person or by valid proxy. A copy of our annual report to stockholders, which includes audited consolidated financial statements, is enclosed. The annual report is not part of our proxy soliciting material.

By Order of the Board of Directors,

/s/ Stanley Laybourne

Tempe, Arizona	Stanley Laybourne
February 16, 2006	Chief Financial Officer, Secretary and Treasurer
YOU MAY VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET OR BY MAIL BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU VOTE BY TELEPHONE OR VIA THE INTERNET, YOU SHOULD NOT RETURN YOUR PROXY CARD. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE YOUR SHARES ARE VOTED AT THE MEETING BY SUBMITTING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF INSIGHT ENTERPRISES, INC. OR BY SUBMITTING ANOTHER TIMELY PROXY BY TELEPHONE, INTERNET OR MAIL. IF YOU ARE PRESENT AT THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, AND THE PROXY WILL NOT BE USED. IF YOU HOLD SHARES THROUGH A BROKER OR OTHER CUSTODIAN, PLEASE CHECK THE VOTING INSTRUCTIONS USED BY THAT BROKER OR CUSTODIAN.

INSIGHT ENTERPRISES, INC.
1305 West Auto Drive
Tempe, Arizona 85284
PROXY STATEMENT
2006 ANNUAL MEETING OF STOCKHOLDERS
APRIL 4, 2006
     This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Insight Enterprises, Inc. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board by our management. The terms “we,” “our” “Insight” and “Company” refer to Insight Enterprises, Inc. and its subsidiaries. This proxy statement is first being sent to our stockholders on or about February 27, 2006.
GENERAL INFORMATION

Who can vote?	You are entitled to vote your common stock if our records showed that you held your shares as of February 10, 2006, the record date for our meeting. At the close of business on that date, 48,013,356 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

How do I vote?	If your common stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from it that you must follow in order to have your shares voted. If you hold your shares in your own name (i.e., as a holder of record), you may vote your shares by mail, by telephone or over the Internet. To vote by mail you may instruct the persons named as proxies how to vote your common stock by signing, dating and mailing the proxy card in the envelope provided. You may vote by telephone or Internet 24 hours a day, 7 days a week until 12:00 p.m. (CT) on April 3, 2006. The enclosed proxy card contains instructions for telephone and Internet voting. Of course, you can always come to the meeting and vote your shares in person.

How may I revoke my proxy instructions?	You may revoke your proxy instructions by any of the following procedures:
1. Send us another signed proxy with a later date;

2. Send a letter to our Corporate Secretary revoking your proxy before your common stock has been voted by the persons named as proxies at the meeting; or

3. Attend the annual meeting and vote your shares in person.

How are votes counted?	The annual meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting.

If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the Board of Directors. We are not aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. However, if any other matters not described in this proxy statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting, if such shares are otherwise properly represented at the meeting in person or by proxy, but are not counted for purposes of determining the number of shares entitled to vote on any proposal in respect of which the broker or other nominee lacks discretionary authority.

May I attend the annual meeting?	If you are a holder of record, you may attend the annual meeting. If you plan to attend the annual meeting, please indicate this when you vote. If you are a beneficial owner of common stock held by a broker or bank, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a broker or bank showing your current ownership and ownership of our shares on the record date are examples of proof of ownership. If you want to vote in person shares you hold in street name, you will have to get a proxy in your name from the registered holder.

What vote is required?	The three nominees for director who receive the most votes will be elected. Therefore, if you do not vote for a nominee or you elect to withhold authority to vote for any nominee on your proxy card, your vote will not count for or against any nominee.

The proposal to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm will be adopted upon the affirmative vote of the majority of shares voting on the proposal.

Who pays the cost of this proxy solicitation?	We will pay the cost of this proxy solicitation. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our directors, officers and employees, for which they will not be paid.

Who should I call if I have questions?	If you have questions about the annual meeting or voting, please call our Corporate Secretary, Stanley Laybourne, at (480) 350-1142.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
     There are three nominees for election to our Board this year. Timothy A. Crown and Stanley Laybourne are Class III directors and have served on our Board since 1994. Kathleen S. Pushor was appointed as a Class III director on September 23, 2005. The Board has nominated Messrs. Crown and Laybourne for re-election and Ms. Pushor for election as directors. Unless otherwise instructed, the proxy holders will vote for the election of Messrs. Crown and Laybourne and Ms. Pushor. Each of the nominees has agreed to be named in this proxy statement and to serve if elected.
     We know of no reason why any of the nominees would not be able to serve. However, if any nominee is unable or declines to serve as a director, or if a vacancy occurs before election (which events are not anticipated), the proxy holders will vote for the election of such other person or persons as are nominated by the Board.
     Information concerning each director nominee is set forth below, along with information about other members of our Board and about our executive officers.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR ELECTION OF THE NOMINEES
INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
     Our Board consists of nine persons, divided into three classes serving staggered terms of three years. The terms of three Class III directors will expire at the 2006 annual meeting (if elected, their new terms will expire at the 2009 annual meeting). The terms of the Class I and Class II directors will expire at the 2007 and 2008 annual meetings, respectively. The names of our directors and executive officers, and information about them, are set forth below.

Richard A. Fennessy (Age 41) • President and Chief Executive Officer • Class II Director • Member of the Executive Committee	Mr. Fennessy was elected President and Chief Executive Officer effective November 2004 and was appointed Director in September 2005. Mr. Fennessy is a seventeen year veteran of International Business Machines Corporation (“IBM”), where he held numerous domestic and international executive positions. His most recent positions included: General Manager, Worldwide, ibm.com; Vice President, Worldwide Marketing – Personal Computer Division; and General Manager, Worldwide PC Direct organization.

Stanley Laybourne (Age 57) • Chief Financial Officer, Secretary and Treasurer • Class III Director • Member of the Executive Committee	Mr. Laybourne has been a director since 1994. He became our Chief Financial Officer and Treasurer in 1991, served as Executive Vice President from 2002 to 2006 and served as Secretary from 1994 to October 2002 and from September 2004 to present. Mr. Laybourne is a certified public accountant.

Timothy A. Crown (Age 42) • Chairman of the Board • Class III Director • Member of the Executive Committee	Mr. Crown, one of our founders, stepped down from the position of President and Chief Executive Officer in November 2004, positions he had held since January 2000 and October 2003, respectively. Mr. Crown has been a director since 1994 and assumed the position of Chairman of the Board in November 2004. Mr. Crown has been employed by us or one of our predecessors since 1988 and served as President from 1989 to June 2001. Timothy A. Crown is the brother of Eric J. Crown.

Eric J. Crown (Age 44) • Class I Director • Member of the Executive Committee (2005)	Mr. Crown, one of our founders, stepped down from the position of Chairman of the Board in November 2004, a position he had held since 1994. Mr. Crown serves on the Board and holds the honorary title of Chairman Emeritus. Mr. Crown has held various officer and director positions with us and our predecessor corporations since 1988, including Chief Executive Officer. Eric J. Crown is the brother of Timothy A. Crown.

Larry A. Gunning (Age 62) • Class II Director • Chairman of the Compensation Committee • Member of the Nominating and Governance Committee	Mr. Gunning has been a director since 1995. He has been Manager and Director of 3D Petroleum LLC, a petroleum company, since 2001. From 1988 to 2001, Mr. Gunning was President and a Director of Pasco Petroleum Corp., a petroleum marketing company that merged with 3D Petroleum LLC in 2001.

Robertson C. Jones (Age 61) • Class II Director • Chairman of the Nominating and Governance Committee • Member of the Audit and Compensation Committees	Mr. Jones has been a director since 1995. Mr. Jones was Senior Vice President and General Counsel of Del Webb Corporation, a developer of master-planned residential communities, from 1992 through 2001.

Michael M. Fisher (Age 60) • Class I Director • Chairman of the Audit Committee • Member of the Compensation and Nominating and Governance Committees • Member of the Executive Committee	Mr. Fisher has been a director since 2001 and is the Audit Committee’s designated financial expert. Mr. Fisher has served as President of Power Quality Engineering, Inc., a manufacturer of specialty filters, since 1995.

Bennett Dorrance (Age 59) • Class I Director • Member of Compensation and Nominating and Governance Committees	Mr. Dorrance has been a director since 2004. He has been a Managing Director of DMB Associates, a real estate service company based in Scottsdale, Arizona since 1984. Mr. Dorrance has served on the board of Campbell Soup Company since 1989. He was also a member of the Board of Directors of Bank One Corporation from 1997 to 2000.

Kathleen S. Pushor (Age 48) • Class III Director • Member of Audit and Nominating and Corporate Governance Committees	Ms. Pushor was appointed director in September 2005. Since January 2006, she has served as President and Chief Executive Officer of the Phoenix Chamber of Commerce. From 2003 to 2005, she served as the Chief Executive Officer of the Arizona Lottery. From 1999 to 2002, she operated an independent consulting practice in the technology distribution sector; and from 1998 to 2005, she was a member of the Board of Directors of Zones, Inc., a direct marketer of brand name hardware, software, accessories, and peripheral products.

Catherine W. Eckstein (Age 48) • Chief Marketing Officer	Ms. Eckstein joined Insight Enterprises, Inc. in March 2004 and was promoted to Chief Marketing Officer of Insight Enterprises, Inc. in May 2005. Before joining Insight Enterprises, Inc., Ms. Eckstein served as Senior Vice President of Marketing and Corporate Vice President of Worldwide Marketing at Ingram Micro from 2000 to 2003.

Gary M. Glandon (Age 47) • Chief People Officer	Mr. Glandon joined Insight Enterprises, Inc. in March 2005 as Chief People Officer. Prior to joining Insight, Mr. Glandon served as Vice President of Human Resources for Honeywell International’s Aerospace division from 2003 to 2005. From 2000 to 2003, Mr. Glandon served as Vice President of Human Resources for Tanox, Inc., a publicly traded biopharmaceutical firm.

David B. Rice (Age 53) • Chief Information Officer	Mr. Rice joined Insight Enterprises, Inc. in July 2000 and served as Chief Information Officer of one of our operating entities from July 2000 to January 2005. He was promoted to Chief Information Officer of Insight Enterprises, Inc. in February 2005. Prior to joining Insight, he served as Vice President, IT Mail Order Operations at PCS Health Systems from 1994 to 2000.

Karen K. McGinnis (Age 39) • Senior Vice President of Finance • Assistant Secretary	Ms. McGinnis joined Insight Enterprises, Inc. in March 2000 and was named Senior Vice President of Finance in April 2001 and Assistant Secretary in January 2005. From 1997 to 2000, Ms. McGinnis was the Chief Financial Officer of Horizon, a privately held distributor of irrigation and turf maintenance equipment and supplies in the United States and Mexico. Ms. McGinnis is a certified public accountant.

Mark T. McGrath (Age 41) • President – Insight Direct USA, Inc.	Mr. McGrath joined Insight Enterprises, Inc. in May 2005 as President of Insight Direct USA, Inc. Mr. McGrath is an eighteen year veteran of IBM, most recently serving as Vice President of ibm.com, Americas, a division of IBM focused on leveraging the phone and the web. Earlier positions held at IBM included Vice President, IBM Direct (a division of ibm.com) and Vice President of Channel Sales, IBM Personal Computing Division.

James D. Kebert (Age 44) • President – Direct Alliance Corporation	Mr. Kebert has served as the President of Direct Alliance Corporation since July 2005. From May 2003 to July 2005, he served as the Chief Operating Officer of Direct Alliance. He has been employed in senior financial management positions with Insight Enterprises, Inc. or one of its subsidiaries since January 1991. Mr. Kebert is a certified public accountant.

Stuart A. Fenton (Age 37) • Managing Director – Insight Direct UK Ltd.	Mr. Fenton was named Managing Director of Insight Direct UK Ltd. in October 2002. From 1995 to 2002, Mr. Fenton held various positions at Micro Warehouse Inc., serving most recently as the General Manager of Micro Warehouse Canada.

Carmela Orlando (Age 40) • General Manager – Insight Canada, Inc.	Ms. Orlando was named General Manager of Insight Canada, Inc. in 2002 and has been employed in senior sales management positions with Insight Canada, Inc. since July 2000. From 1989 to 2000, Ms. Orlando held various leadership positions at Merisel Canada, a distributor of computers, software and peripherals that was acquired by Synnex Corporation in 2001, serving most recently as the North American Vice President of Sales for the Value Added Reseller Segment.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     We sponsor the Insight Bowl, a post-season intercollegiate football game that is played annually in Arizona. We have a multi-year sponsorship agreement with the Valley of the Sun Bowl Foundation d/b/a Insight Bowl, the not-for-profit entity that conducts the Insight Bowl game and related activities. During 2005, we paid the Valley of the Sun Bowl Foundation and related entities approximately $1,152,000 for sponsorship arrangements, ticket purchases and miscellaneous expenses. Stanley Laybourne, a member of our Board and our Chief Financial Officer, Secretary and Treasurer, serves as the Chief Financial Officer of these organizations and receives nominal compensation from the organizations for that service. We believe we obtain important local and national public relations benefits from our sponsorship and participation in these events, and we use the Insight Bowl game and related events to entertain customers, suppliers and employees. We also believe the terms of the sponsorship agreement are as advantageous to us as we would obtain in an arm’s length transaction. Finally, the terms of the transactions between us and these organizations were negotiated by senior executive management other than Mr. Laybourne and the final agreement was approved by our Board with Mr. Laybourne abstaining from the vote.

MEETINGS OF THE BOARD AND ITS COMMITTEES
     The Board of Directors held a total of eight meetings during the year ended December 31, 2005. None of our directors attended fewer than 75% of the aggregate of Board and Committee meetings. The Board currently does not have a policy with regard to director attendance at the Company’s annual meeting of stockholders. However, six of the seven then active Board members attended the annual meeting of stockholders in April 2005. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, and all of these are standing committees.
     The Board has determined that the following directors meet the independence requirement of the Marketplace Rules of the National Association of Securities Dealers, Inc. (“NASD”): Larry A. Gunning; Robertson C. Jones; Michael M. Fisher; Bennett Dorrance; and Kathleen S. Pushor. The independent directors hold executive sessions without management present on a quarterly basis and more often as they determine appropriate.
     During 2005, the Executive Committee consisted of Eric J. Crown, Timothy A. Crown and Stanley Laybourne. In February 2006, the Board changed the number of members from three to four and appointed Michael M. Fisher, Timothy A. Crown, Richard A. Fennessy and Stanley Laybourne as the members of the Executive Committee. The Executive Committee is empowered to act on board matters that arise between meetings of the full Board or matters that require immediate attention when a quorum of our Board can not be convened. The Executive Committee did not meet in 2005.
     The Audit Committee consists of Michael M. Fisher, Chairman, Robertson C. Jones and Kathleen S. Pushor and met nine times in 2005. Larry A. Gunning was a member of the Audit Committee through September 2005, and Ms. Pushor joined the Audit Committee with her appointment to the Board of Directors in September 2005. The Audit Committee assists the Board in fulfilling its responsibilities for generally overseeing our financial reporting processes and the audit of Insight’s financial statements, including the integrity of the financial statements and the systems of internal control established by management, our compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, the performance of our internal audit function and the independent registered public accounting firm, risk assessment and risk management, and finance and investment functions. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee operates pursuant to a written charter, reviewed annually, adopted by the Committee and approved by the Board. The charter may be viewed online on our website at www.insight.com by clicking on the “Highlights” tab under “Corporate Governance” in our “Investor Relations” section, which can be accessed in the drop down menu under “About Insight” on our welcome page.
     The Board has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable Securities and Exchange Commission (“SEC”) rules and NASD Marketplace Rules for audit committees. In particular, all Audit Committee members possess the required level of financial literacy, at least one member of the Audit Committee meets the current standard of requisite financial management expertise and our Board has determined that Michael M. Fisher, the chairman of the Audit Committee, is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the SEC. Each member of the Audit Committee is an “independent director” as defined in NASD Marketplace Rule 4200(a)(15). Our policy is to discourage related party transactions and prior approval of the Audit Committee is necessary for an officer or director to enter into a related party transaction.

     The Compensation Committee, consisting of Messrs. Gunning, Chairman, Jones, Fisher and Dorrance, met eight times in 2005. The Compensation Committee operates pursuant to a written charter which may be viewed online on our website at www.insight.com by clicking on the “Highlights” tab under “Corporate Governance” in our “Investor Relations” section, which can be accessed in the drop down menu under “About Insight” on our welcome page. The Compensation Committee administers compensation and benefit programs designed for directors and officers required to report under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and certain other of our senior officers. The Committee, however, has delegated some compensation decisions regarding Senior Vice Presidents to our Chief Executive Officer and to our Chief Financial Officer. The Committee also administers our equity compensation plans to ensure that we have the ability to attract and retain highly qualified managers through competitive salary and benefit programs and to encourage extraordinary effort through incentive rewards. Each member of the Compensation Committee is an “independent director” as defined in NASD Marketplace Rule 4200(a)(15) and an “outside director” as defined in Section 162(m) of the Internal Revenue Code.
     The Nominating and Governance Committee, consisting of Messrs. Jones, Chairman, Gunning, Fisher and Dorrance and Ms. Pushor, met five times during 2005. The Nominating and Governance Committee, which recommends candidates to be nominated for election as directors at our annual meeting, regularly assesses the appropriate size of the Board and regularly reviews corporate governance principles and related policies for approval by the Board, operates pursuant to a written charter which may be viewed online on our website at www.insight.com by clicking on the “Highlights” tab under “Corporate Governance” in our “Investor Relations” section, which can be accessed in the drop down menu under “About Insight” on our welcome page. Each member of the Nominating and Governance Committee is an “independent director” as defined in NASD Marketplace Rule 4200(a)(15).
     The Nominating and Governance Committee is responsible for identifying, recruiting and evaluating candidates for the Board when appropriate and making recommendations to the Board regarding the membership of the committees of the Board. In evaluating Board candidates, the Nominating and Governance Committee does not have fixed requirements but will, instead, consider the breadth of business experiences and skills, prominence and reputation in their professions, their global business perspectives, concern for the long-term interests of the stockholders and personal ethics, integrity and judgment. The Nominating and Governance Committee from time to time engages the service of a professional search firm to identify and to evaluate potential nominees. Two of the nominees for directors being voted upon at the annual meeting, Timothy A. Crown and Stanley Laybourne, are directors standing for re-election. The third nominee, Kathleen S. Pushor, is an incumbent director (having been appointed to the Board of Directors after the last annual meeting) but is standing for election for the first time. Ms. Pushor was originally identified to the Nominating and Governance Committee by the Chairman of the Board and was evaluated, by a search firm and by the Nominating and Governance Committee, as part of a formal search process. We have never received a recommendation for a director nominee from a stockholder who is not also a Board member or an employee. Our policy, however, would require that the Nominating and Governance Committee evaluate nominees recommended by stockholders in the same manner described above. Stockholders may propose director candidates for consideration by sending the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of our common stock to our Corporate Secretary at 1305 West Auto Drive, Tempe, Arizona 85284 in accordance with the provisions set forth under the heading “Stockholder Proposals” in this proxy statement.

     Stockholders wishing to communicate with the Board or with a Board member should address communications to the Board or the particular Board member, c/o Corporate Secretary, Insight Enterprises, Inc., 1305 West Auto Drive, Tempe, Arizona 85284. The Corporate Secretary will forward all such communication to the individual Board member or the Board, as appropriate.
     Compensation of Directors
     Employee directors do not receive any separate compensation for their Board activities. Each non-employee director receives $15,000 per quarter for serving on the Board, an additional $2,500 per quarter for each Board Committee on which he or she serves and reimbursement for reasonable expenses incurred in connection with service as a director. An additional $1,250 per quarter will be paid to the director serving as Chairman of the Audit Committee. In addition, outside directors will receive 2,000 restricted stock units (“RSUs”) upon joining the Board and 1,000 RSUs annually. RSUs granted to outside directors vest over three years, subject to continued Board service. The Compensation Committee has approved, for 2006, a $250,000 retainer for Mr. Timothy A. Crown, Chairman of the Board, in lieu of standard compensation for directors and based primarily on his consultative relationship with our Chief Executive Officer, Richard A. Fennessy, and his time commitments to the Company as Chairman of the Board. This is a reduction from the $500,000 retainer for Mr. Crown in 2005.
CODE OF ETHICS
     We have adopted a Code of Ethics that applies to directors and all employees, including our Chief Executive Officer and our senior financial executives. The Code of Ethics is posted on our website, www.insight.com, and may be found in our “Investor Relations” section, which can be accessed in the drop down menu under “About Insight” on our welcome page. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendments to, or waivers from, a provision of our Code of Ethics by posting such information on our website at the location specified above.

EXECUTIVE COMPENSATION
     The table below sets forth for each of the last three years the total compensation for services rendered to us by our Chief Executive Officer and our four other most highly compensated executive officers, as well as a former officer. We refer to these persons as named executive officers. The amounts shown include both amounts paid and amounts deferred.
Summary Compensation Table

		Annual Compensation (1)			Long Term Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
				Compensation	Awards	Options	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	($)(3)	($)(4)	(#)(5)	($)(6)
Richard A. Fennessy	2005	695,000	1,150,000	175,784	1,527,000	350,000	207,163
President and	2004	89,548	350,000	39,710	—	500,000	53,845
Chief Executive Officer

Stanley Laybourne	2005	350,000	648,250	—	—	80,000	3,150
Chief Financial Officer,	2004	350,000	825,000	—	—	93,000	3,048
Secretary and Treasurer	2003	225,000	397,407	—	—	25,000	4,008

Mark T. McGrath (7)	2005	198,333	208,866	4,662	295,800	200,000	6,067
President – Insight Direct USA, Inc.

Stuart A. Fenton	2005	360,500	211,337	—	—	60,000	54,274
Managing Director – Insight	2004	355,814	256,205	—	—	71,500	50,085
Direct UK Ltd.	2003	269,754	151,403	—	—	—	45,875

Carmela Orlando	2005	259,257	127,113	—	138,975	19,000	—
General Manager – Insight	2004	256,628	45,975	—	—	38,250	—
Canada Inc.	2003	221,986	25,399	—	—	26,920	—

Dino D. Farfante (8)	2005	209,589	291,451	—	—	—	2,071,798
Former President – Insight	2004	325,000	750,000	—	—	93,000	3,048
Direct Worldwide, Inc.	2003	304,167	401,317	—	—	—	3,508

(1)	The cost of certain perquisites and other personal benefits are not included because they did not exceed, in the case of any named executive officer, the lesser of $50,000 or 10% of the total of the annual salary and bonus for such executive.

(2)	Bonus compensation for Mr. Fennessy and Mr. Laybourne includes discretionary bonuses of $150,000 and $100,000, respectively.

(3)	Other Annual Compensation represents payments in 2005 and 2004 to Mr. Fennessy for the grossed up tax amounts for the reimbursement of relocation expenses of $175,784 and $39,710, respectively, and in 2005 to Mr. McGrath for $4,662.

(4)	Represents the value based upon the number of shares awarded multiplied by the closing price on the date of grant as reported on the Nasdaq National Market. The values of the shares of restricted stock at December 31, 2005 (calculated by multiplying the number of shares by $19.61, the closing price reported by the Nasdaq National Market) are: Mr. Fennessy – $1,470,750; Mr. McGrath – $294,150; and Ms. Orlando – $147,075. Recipients of restricted stock shares are entitled to receive any dividends declared on the Company’s Common Stock, regardless of whether such shares have vested. Recipients of restricted stock units are not entitled to receive any dividends declared until the units have vested and shares have been released. The restricted stock and units vest annually over a period of three years from the date of grant.

(5)	Information in this column represents options issued by us to purchase shares of our common stock.

(6)	All Other Compensation represents payments to:
•     Mr. Fennessy for reimbursement of relocation expenses, reimbursement of legal fees, non-cash incentives and matching contributions to his 401(k) of $178,228, $23,388, $2,397 and $3,150, respectively, in 2005 and $28,845, $25,000, $0 and $0, respectively, in 2004;
•     Mr. Laybourne for disability premiums and matching contributions to his 401(k) of $0 and $3,150 in 2005; $0 and $3,048 in 2004, and $508 and $3,500 in 2003, respectively;
•     Mr. Fenton for auto allowances, pension contribution and life insurance of $33,769, $19,110 and $1,395 in 2005; $27,491, $14,680 and $7,914 in 2004; $24,523, $18,883 and $2,469 in 2003, respectively;
•     Mr. McGrath for reimbursements of relocation expenses of $6,067 in 2005; and
•     Mr. Farfante for severance amounts of $2,068,750 in 2005 and disability premiums and matching contributions to his 401(k) of $0 and $3,094 in 2005, $0 and $3,048 in 2004 and $508 and $3,000 in 2003, respectively.

(7)	Mr. McGrath was hired as President of Insight Direct USA, Inc. in May 2005.

(8)	Mr. Farfante left the position of President of Insight Direct Worldwide, Inc. in May 2005.

Option Grants in Last Fiscal Year
     The following table sets forth information regarding stock options granted during the year ended December 31, 2005 to the named executive officers.

	Individual Grants
		Percent of
	Number of	Total
	Securities	Options			Potential Realizable Value at
	Underlying	Granted to			Assumed Annual Rates of Stock
	Options	Employees	Exercise		Price Appreciation for Option
	Granted	in	Price	Expiration	Term (2)
Name	(#)(1)	Fiscal Year	($/Share)	Date	5%($)	10%($)
Richard A. Fennessy	250,000	14.8%	20.36	1/3/2010	1,406,273	3,107,496
	100,000	5.9%	18.53	5/6/2010	511,950	1,131,275
Stanley Laybourne	80,000	4.7%	18.53	5/6/2010	409,560	905,020
Mark T. McGrath	200,000	11.9%	19.72	5/23/2010	1,089,654	2,407,851
Stuart A. Fenton	60,000	3.6%	18.53	5/6/2010	307,170	678,765
Carmela Orlando	19,000	1.1%	18.53	5/6/2010	97,270	214,942
Dino D. Farfante	—	—	—	—	—	—

(1)	Represents options granted by us to purchase shares of our common stock. For all options granted, one-third of the options become exercisable on each of the first three anniversaries of the grant date.

(2)	Amounts represent hypothetical gains that could be achieved over the full option term (5 years). The potential realizable value is calculated by assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the term of the option at the specified annual rates and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of the common stock.

Aggregated Option Exercises and Fiscal Year-End Option Values
     The following table sets forth information with respect to exercises of options to purchase Insight Enterprises, Inc. common stock and the number and value of such options outstanding at December 31, 2005 held by the named executive officers.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-The-Money
	Acquired on	Value	Options at Year-End (#) (1)		Options at Year-End ($) (2)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard A. Fennessy	—	—	166,667	683,333	—	108,000
Stanley Laybourne	40,000	345,805	575,667	134,833	1,371,788	122,982
Mark T. McGrath	—	—	—	200,000	—	—
Stuart A. Fenton	41,667	367,243	23,250	133,249	—	466,460
Carmela Orlando	—	—	72,443	48,957	407,743	153,733
Dino D. Farfante	46,250	74,154	—	—	—	—

(1)	Does not include securities underlying exercisable options at year-end issued by Direct Alliance Corporation (“Direct Alliance”) held by named executive officers in the following amounts: 300,000 held by Stanley Laybourne and 30,000 held by Dino D. Farfante.

(2)	Value as of December 31, 2005 is based upon the closing price on that date as reported on the Nasdaq National Market minus the exercise price, multiplied by the number of shares underlying the option.
     In addition, our subsidiary, Direct Alliance issued options in 2000 to our named executive officers in the amounts described in footnote (1) above. The Direct Alliance Plan, which is currently administered by Direct Alliance’s Board of Directors, includes provisions for granting of incentive awards in the form of stock options to Direct Alliance’s employees and directors as well as to officers and employees of its parent and corporate affiliates. The stock options granted in 2000 are fully vested and expire on May 5, 2006. The exercise price for these options is the fair market value at the date of grant, as determined by an appraisal. We have not conducted subsequent appraisals for this purpose through December 31, 2005, and we are not required to do so. Accordingly, the current value of these unexercisable options at December 31, 2005 is indeterminate, and no value in respect of these options is included in the table above. Under these options, our named executive officers have the right to acquire the following percentages, determined on a fully-diluted basis, of the total outstanding common stock of Direct Alliance: Stanley Laybourne, 0.9%; and Dino Farfante, 0.1%. Unexercised options granted to certain individuals, do not terminate after an individual ceases to be an employee, which is the reason that Mr. Farfante retained his options.

Equity Compensation Plan Information
     The following table gives information about our common stock that may be issued upon the exercise of options under all of our existing equity compensation plans of December 31, 2005:

				Number of Securities
			Weighted	Remaining Available for
	Number of		Average	Future Issuance under
	Securities to be		Exercise Price	Equity Compensation Plans
	Issued upon Exercise of		of Outstanding	(Excluding Securities
	Outstanding Options		Options	Reflected in Column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	6,794,239		$18.77	2,294,915
Equity compensation plans not approved by security holders	328,152	(1)	$21.22	—

Total	7,122,391		$18.90	2,294,915
Subsidiary equity compensation plans not approved by security holders (2)	2,042,500		$1.42	2,457,500
Restricted equity compensation plans not approved by security holders (3)	—		—	434,907

(1)	Consists of options that are outstanding under our 1999 Broad Based Employee Stock Option Plan. Neither the Nasdaq current listing standards nor federal law has required stockholder approval of the 1999 Broad Based Employee Stock Option Plan, and, accordingly, it was not approved by our stockholders.

(2)	Includes options issued by Direct Alliance under the Direct Alliance Corporation 2000 Long Term Incentive Plan.

(3)	Includes restricted shares available for grant under the 1998 Employee Restricted Stock Plan and the 1998 Officer Restricted Stock Plan.
     In October 1997, the stockholders approved the 1998 Long-Term Incentive Plan (the “1998 LTIP”) for officers, employees, directors and consultants or independent contractors. The 1998 LTIP authorizes grants of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares, restricted common stock and performance-based awards. In 2000, the stockholders approved an amendment to the 1998 LTIP increasing the number of shares eligible for awards to 6,000,000 and allowing our Board of Directors to reserve (which they have done) additional shares such that the number of shares of common stock remaining for grant under the 1998 LTIP and any of our other option plans, plus the number of shares of common stock granted but not yet exercised under the 1998 LTIP and any of our other option plans, shall not exceed 20% of the outstanding shares of our common stock at the time of calculation of the additional shares. This plan has no set expiration date, but the Nasdaq Marketplace Rules will require us to obtain new stockholder approval by 2010 if we desire to continue making awards under this plan after 2010. As of December 31, 2005, there were 2,294,915 total shares of common stock available to grant for awards under the 1998 LTIP and the 1999 Broad Based Employee Stock Option Plan.
     In September 1998, we established the 1998 Employee Restricted Stock Plan (the “1998 Employee RSP”) for our employees. The total number of shares of restricted common stock initially available for grant under the 1998 Employee RSP was 562,500 and as of December 31, 2005, 434,417 shares of restricted common stock were available for grant. There were no grants of restricted common stock under this plan during the years ended December 31, 2005, 2004 and 2003.
     In December 1998, we established the 1998 Officer Restricted Stock Plan (the “1998 Officer RSP”) for our officers. The total number of restricted common stock shares initially available for grant under the 1998 Officer RSP was 56,250 and as of December 31, 2005, 490 shares of restricted common stock were available for grant. There were no grants of restricted common stock under this plan during the years ended December 31, 2005, 2004 and 2003.
     In September 1999, we established the 1999 Broad Based Employee Stock Option Plan (the “1999 Broad Based Plan”) for our employees. The total number of stock options initially available for grant under the 1999 Broad Based Plan is 1,500,000; provided, however, that no more than 20% of the shares of stock available under the 1999 Broad Based Plan may be awarded to the Officers. Stock options available for grant under the 1999 Broad Based Plan are included in the total shares of common stock available to grant for awards under the 1998 LTIP or 1999 Broad Based Plan discussed above.
     The 1998 LTIP, 1998 Employee RSP, 1998 Officer RSP and 1999 Broad Based Plan (the “Plans”) are administered by the Compensation Committee of the Board of Directors. Except as provided below, the Compensation Committee has the exclusive authority to administer the Plans, including the power to determine eligibility, the types of awards to be granted, the price and the timing of awards. The Compensation Committee has, however, delegated to our Chief Executive Officer the authority to grant awards to individuals other than individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act.
     In May 2000, we established the Direct Alliance Corporation 2000 Long-Term Incentive Plan (the “Direct Alliance Plan”). The total number of stock options initially available for grant under this plan, representing 15% of the outstanding shares of the Direct Alliance common stock, was 4,500,000. As of December 31, 2005, the number of stock options available for grant under the Direct Alliance Plan is 2,457,500. There were no grants of stock options under this plan during the years ended December 31, 2005, 2004 and 2003.
Employment Contracts, Termination of Employment and Change-of-Control Arrangements
     We have entered into employment agreements with each of our named executive officers, except Carmela Orlando. It has been our policy that the Compensation Committee must make compensation decisions for all of our directors and officers who are subject to the reporting requirements of Section 16(a) of the Exchange Act and certain other senior officers. The Board approved all of the employment agreements with our named executive officers based upon the recommendation of the Compensation Committee.
     The employment agreements for Richard A. Fennessy, Stanley Laybourne, Stuart Fenton and Mark T. McGrath provide for continually renewing terms of two years and establish base salaries and a mechanism for setting annual incentive bonuses. The Compensation Committee will typically evaluate and set bonus levels for each subsequent year in the second half of the preceding year (for example, the Compensation Committee will typically set a bonus level for 2007 in the second half of 2006). The employment agreements in 2005 provided for annual, rather than quarterly, bonuses and established quarterly advances against such annual bonuses based on Company performance during each of the first three quarters. Additionally, the agreements allowed us, under specified conditions, to take back bonus advances if we did not achieve a set minimum of diluted earnings per share for the entire fiscal year.

     The Compensation Committee approved, on December 14, 2005, two equity-based incentive compensation programs and one cash-based incentive compensation program for 2006 in which the named executive officers will participate. Under the first equity-based incentive compensation program, Messrs. Fennessy, Laybourne, Fenton and McGrath and Ms. Orlando received, in January 2006, varying levels of grants of service-based restricted stock units (“RSUs”) which will vest ratably over three years. Pursuant to the second equity-based incentive compensation program, a grant of performance-based RSUs to Messrs. Fennessy, Laybourne, Fenton and McGrath and Ms. Orlando were also made in January 2006, and the number of actual RSUs ultimately awarded will be determined based on achievement of consolidated non-GAAP diluted earnings per share (“EPS”) of the Company for the fiscal year ending December 31, 2006 against target consolidated non-GAAP EPS, with payout varying with position and consolidated non-GAAP EPS results below and above target levels (awards are discretionary over or below specified levels). Once the number of performance-based RSUs has been determined in early 2007, the RSUs will convert to service-based and one-third will vest immediately with the remainder vesting ratably over the following two years. All grants of RSUs were made under the 1998 LTIP Plan. Under the cash-based incentive compensation plan, Messrs. Fennessy, Laybourne, Fenton and McGrath and Ms. Orlando, will earn cash incentive compensation based on achievement of financial objectives against targeted amounts for their respective business units, with payout varying with financial performance levels below and above target levels (awards are discretionary over or below specified levels). The target cash incentive amount is based on achievement of non-GAAP quarterly operating margin percentage, paid quarterly, and on achievement of annual revenue growth, paid annually. Additionally, for Richard A. Fennessy only, the Compensation Committee of the Board of Directors will evaluate Mr. Fennessy’s performance for the entire year and, in their discretion, can adjust his actual cash incentive compensation plus or minus fifteen percent.
     The material terms of the employment agreements are as follows:
     Richard A. Fennessy.
(i)	effective date as of November 15, 2004;

(ii)	a two-year initial term that automatically renews for a new two-year term each successive day after the start of the initial term;

(iii)	an annual salary of $695,000;

(iv)	a cash bonus of $350,000 paid within two weeks of the start date;

(v)	incentive compensation for 2005 equal to the greater of: (a) $1,000,000; or (b) 1,000,000 times the actual diluted earnings per share divided by $1.20, not to exceed $1,875,000; incentive compensation for years subsequent to 2005 will be determined by the compensation committee of the Board of Directors. Although there is no guaranteed incentive compensation, the compensation committee intends to target $1,000,000 per year, provided Mr. Fennessy reaches performance targets established for the year;

(vi)	a 500,000 share grant of non-qualified stock options of the Company granted at the start date at a price equal to the closing price of the Company’s common stock on the start date. The stock options will vest ratably over three years and expire five years from the date of grant, but the shares will become fully vested upon termination of employment for any reason, including cause;

(vii)	a 250,000 share grant of non-qualified stock options of the Company granted on January 3, 2005 at a price equal to the closing price of the Company’s common stock on January 3, 2005. The stock options will vest ratably over three years and expire five years from the date of grant, but the shares will become fully vested upon termination of employment for any reason, including cause;

(viii)	a 75,000 share grant of restricted stock of the Company granted on January 3, 2005. Restrictions will lift ratably over three years following the date of grant;

(ix)	reasonable relocation and travel fees will be reimbursed, and grossed-up for income taxes, during the period of relocation, starting at the start date and continuing for up to nine months following start date; legal fees incurred by Mr. Fennessy of up to $25,000 for preparation and negotiation of the employment contract will be reimbursed;

(x)	a severance payment upon termination without cause, payable on the date of termination, equal to two times Mr. Fennessy’s annual base salary, less the amount paid during the notice period, and two times the higher annual bonus that would have been awarded, based on the calculation then in effect, during the one of the two immediately preceding fiscal years which would produce the higher award. Additionally, if the termination without cause is within the initial two-year term, the 500,000 non-qualified stock option grant on the start date and 250,000 non-qualified stock option grant on January 3, 2005 will become 100% vested;

(xi)	a severance payment following a change in control of the Company if Mr. Fennessy terminates his employment with cause or the Company terminates his employment without cause prior to the expiration of 24 months after the change in control occurs, payable within ten days of his last day of work, equal to two times his highest annual base salary in effect during the term of the agreement and two times the higher annual bonus that would have been awarded, based on the calculation then in effect, during the one of the two immediately preceding fiscal years which would produce the higher award. Additionally, Mr. Fennessy will become vested in any and all stock bonus and stock option plans and agreements of the Company in which Mr. Fennessy has an interest, vested or contingent. All payments made following a “change in control” are to be grossed-up for Mr. Fennessy’s taxes.
     Stanley Laybourne.
(i)	effective date as of November 1, 2003;

(ii)	a two-year initial term that automatically renews for a new two-year term each successive day after the start of the initial term;

(iii)	an annual salary of $350,000;

(iv)	eligibility for an annual incentive bonus, subject to achievement of performance criteria established by the Compensation Committee of the Board of Directors of Insight. Mr. Laybourne is also eligible for a $25,000 bonus, payable semi-annually, based on improvements in employee satisfaction improvement survey results;

(v)	upon a “change in control,” a termination of the agreement by us “without cause” or a termination of the agreement by the named executive officer for “good reason” (as those terms are defined in the agreement), we would be required to make a lump-sum payment in an amount equal to two times Mr. Laybourne’s annual base salary, less the amount paid during the notice period and two times the higher annual bonus that would have been awarded, based on the calculation then in effect, during the one of the two immediately preceding fiscal years which would produce the higher award. All payments made following a “change in control” are to be grossed-up for Mr. Laybourne’s taxes.

     Mark T. McGrath.
(i)	effective as of May 23, 2005;

(ii)	a two-year initial term that automatically renews for a new two-year term each successive day after the start of the initial term;

(iii)	an annual salary of $325,000;

(iv)	eligibility for an annual incentive bonus, subject to achievement of performance criteria established by the Compensation Committee of the Board of Directors of Insight;

(v)	a grant of 200,000 options to purchase shares of the common stock of Insight on the date Mr. McGrath commenced employment with Insight Direct USA, Inc. with the exercise price set as the closing price for the common stock of Insight on the date of grant. The options vest ratably on the first, second and third anniversaries of the date of grant, subject to continued employment. Vested options will expire on the earlier of five years from the date of grant or 90 days after the termination of Mr. McGrath’s employment;

(vi)	a 15,000 share grant of restricted stock shares of the Company granted at the start date. Restrictions will lift ratably over three years following the date of grant;

(vii)	if Mr. McGrath’s employment is terminated without cause, or if he resigns with good reason, he will be entitled to a lump sum payment equal to two times his annual base salary (less any pay during the 90 day notice period), a prorated portion of any incentive compensation earned (and not previously paid) for the year in which termination (or resignation) takes place and one times the higher annual bonus from the two immediately preceding fiscal years;

(viii)	following a “change in control,” the agreement provides that if Mr. McGrath’s employment is terminated “without cause” or if Mr. McGrath terminates his employment for “good reason” (as these terms are defined in the agreement) prior to the expiration of 24 months following the change in control, Mr. McGrath will be entitled to receive a lump sum payment equal to two times his highest annual base salary in effect during the term of the agreement and two times the higher annual bonus from the two immediately preceding fiscal years. Additionally, Mr. McGrath will become vested in any and all stock bonus and stock option plans and will be eligible for benefits (life, disability, accident, group health and dental) through the earlier of 42 months following termination or eligibility for new benefits. All payments made following a change in control will be grossed-up for taxes;

(ix)	the agreement also provides for non-disclosure by Mr. McGrath of our confidential information and includes covenants by Mr. McGrath not to compete with Insight Direct USA, Inc. for a period of as long as two years following termination of employment and not to solicit the employees, suppliers and customers for one year following termination of employment, and

(x)	reasonable relocation and travel fees reimbursed and grossed-up for income taxes, during the period of relocation, starting at the start date and continuing for up to twelve months following start date.

     Stuart A. Fenton.
(i)	effective date as of September 12, 2002;

(ii)	a two-year initial term that automatically renews for a new two-year term each successive day after the start of the initial term;

(iii)	an annual salary of approximately $386,000;

(iv)	eligibility for an annual incentive bonus, subject to achievement of performance criteria established by the Compensation Committee of the Board of Directors of Insight;

(v)	upon a “change in control,” a termination of the agreement by us “without cause” or a termination of the agreement by the named executive officer for “good reason” (as those terms are defined in the agreement), we would be required to make a lump-sum payment in an amount equal to Mr. Fenton’s annual salary, less the amount paid during the notice period.
     Carmela Orlando.
     Ms. Orlando does not currently have a written employment agreement. Her annual salary is approximately $260,000, and she is eligible for an annual incentive bonus, subject to achievement of performance criteria established by the Compensation Committee of the Board of Directors of Insight Enterprises.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Compensation Committee, which met eight times during 2005, makes compensation decisions with respect to directors and officers subject to the reporting requirements of Section 16(a) of the Exchange Act and certain other of our senior officers. The Committee is composed exclusively of non-employee, independent directors.
The Committee is charged with:
•	reviewing and approving the annual salary, bonus, equity awards and other benefits including perquisites and personal benefits, to be paid or awarded to directors and officers subject to the reporting requirements of Section 16(a) of the Exchange Act and certain of our other senior officers (except as delegated, within prescribed limits, to our Chief Executive Officer, President and Chief Financial Officer); and

•	reviewing and recommending to the Board of Directors new equity compensation plans and changes to existing plans.
     The Committee utilizes internal resources in the Company to help it carry out its responsibilities and has, from time to time, engaged independent consultants to assist it in fulfilling its responsibilities. In 2005, the Compensation Committee retained Towers Perrin to conduct a competitive analysis of the compensation for the most senior executives of the Company. This benchmarking exercise was the first comprehensive review since the study conducted by Aon Consulting for the Committee in 2003. The Towers Perrin analysis measured the Company’s compensation goals and actual results against information for two groups of companies (the “comparison groups”). The first comparison group included product and service competitors and suppliers and other enterprises which may compete with the Company for executive talent. The second comparison group included larger technology companies, and Towers Perrin size-adjusted that data set to reflect the level and scope of the executive positions at the Company. As neither group was limited to companies which are just competitors or to those which are close comparisons in terms of sales and market capitalization, the Company does not consider these groups to be peer groups for other purposes. Towers Perrin generally concluded that, across cash components of pay, the Company is competitive but that total direct compensation is below the median when compared to the comparison groups, especially with respect to long-term incentives. The Towers Perrin report was delivered to the Committee in November 2005, and, accordingly, the Committee used the report, in addition to other relevant sources of information, in setting compensation for executives for 2006, but it was not an important source of information for compensation decisions for 2005. Additionally, Towers Perrin advised the Committee and the Company regarding executive compensation programs generally and provided advice on trends in compensation. The Committee anticipates that it will undertake similar periodic reviews in the future and that it will use the services of outside consultants for similar services in the future.
Compensation Philosophy
     The general philosophy of our executive compensation program is to offer compensation, including base salaries, bonus and equity incentives, that is competitive in the marketplace and will permit us to attract and retain highly qualified executives, encourage extraordinary effort on behalf of the Company and align the interests of management with the interests of our stockholders. The employment agreements with executives and the incentive compensation plans reflect this philosophy. We provide our executive officers with relatively limited perquisites that we believe are reasonable and in the best interests of Insight and its stockholders.
Base Salary
     The Committee reviews base salaries annually and targets base pay for executive officers at or near the median of the comparison groups and adjusts, as appropriate, for tenure, performance and variations in actual position responsibilities from position descriptions in the comparison groups. In the Towers Perrin study, however, the Committee reviewed variances from comparison groups not just at the median but at the 25th and 75th percentiles as well in order to give it a better view of the competitiveness of pay at the Company. Based on its review, the Committee did not adjust salaries for the named executive officers, except for Mr. Glandon, in 2005 or in 2006. One of our executive officers, Mr. McGrath, joined the Company in May 2005 as President of Insight Direct USA, Inc., and the Committee set his base salary at the same rate as that of his predecessor.
Cash Incentive Compensation, Total Cash Compensation
     For 2005, the Committee retained its stance of placing relatively greater emphasis on cash incentive compensation than base salary and, accordingly, set cash incentive plans for executive officers such that a significant portion of total compensation would come from cash incentive if financial targets were met. The Committee views cash incentive compensation as a means of closely tying a significant portion of the total potential cash compensation to executives to the financial performance of the Company or the portion of the Company for which the executive has management responsibility.
     The Committee also continued efforts in 2005 to adjust cash incentive structures to yield cash incentive compensation and total cash compensation closer to targeted amounts. As such, the Committee began a concerted effort to align the basis of compensation over the entire senior management team and remained committed in its awards to providing, overall, compensation for the entire team of named executive officers which is competitive with compensation offered in the market.
     To meet these compensation goals, the Committee put in place cash incentive compensation plans for executive officers for 2005 (except that for 2005 Mr. Fennessy’s incentive compensation had been set in his November 2004 employment agreement, as described below) based upon diluted earnings per share (“EPS”), provided that EPS exceeds a minimum annual amount (the “Minimum EPS”). For these purposes, the Company makes the same adjustments to EPS as it makes when it reconciles financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to any non-GAAP financial measures in the quarterly press releases of the results of operations of the Company. Under these plans, so long as the Minimum EPS number is reached, the executives receive a bonus calculated by multiplying EPS by a fixed multiplier and multiplying that product by a performance factor which increases with rising EPS, allowing the Company to recognize better performance with greater rewards. The plans also provide that if the Minimum EPS is not reached, bonus awards are subject to the discretion of the Committee to prevent the Company from becoming committed to paying for underperformance. As appropriate, based upon responsibilities, the EPS was split over more than one segment in order to incent growth in the direct area of responsibility and to encourage teamwork throughout the Company, and, accordingly, the executive officers earned incentive compensation at different rates, reflecting, as planned, performance of the various segments of the Company. The Compensation Committee, in recognition of individual performance in 2005, approved discretionary bonuses in the following amounts: Mr. Fennessy, $150,000; Mr. Laybourne, $100,000; Mr. Glandon, $20,000; and Mr. Rice, $12,000.
     With the cash-based incentive compensation plans approved in December 2005 for 2006, the Committee has furthered its goal of aligning compensation throughout the Company and, particularly, for the executive officers. Under the 2006 cash-based incentive compensation program, executives will earn incentive compensation based on achievement of financial objectives against targeted amounts for their respective business units, with payout varying with financial performance levels below and above target levels, and awards are in the discretion of the Committee over or below specified levels so that the Committee may appropriately compensate an executive for truly exceptional performance and avoid overpaying an executive if the business unit underperforms. The two key metrics driving 2006 cash-based incentive compensation are non-GAAP quarterly operating margin percentage (with the incentive for performance on this metric to be paid quarterly) and annual net sales growth (with the incentive for performance on this metric to be paid annually).
Equity-Based Incentive Compensation
     The Committee views equity-based compensation as a critical component of the overall executive compensation program and targets equity-based incentive compensation grants at or above the median for the comparison groups to motivate and reward executives for long-term strategic management and increases in stockholder value. Grants of stock options to our named executive officers, when made, are at an exercise price equal to the market value of the underlying common stock at the close of trading on the date of grant, thus serving to focus the officer’s attention on managing the Company from the perspective of an owner with a continuing equity stake in the business.
     In accordance with our overall compensation philosophy and view of appropriate total compensation, and, in particular, to further the long-term perspective that we believe is necessary for the Company’s future success, we made stock option awards to our executive officers, including the Chief Executive Officer, in May 2005 under the Company’s 1998 Long-Term Incentive Plan, which was last approved by stockholders in May 2000. Individual grant levels were based on job responsibilities, tenure, anticipated future contributions to the Company and the relation of the awards to total compensation.
     In order to link equity-based incentive compensation more closely to annual performance, to continue to align the interests of management and stockholders and, in part, in light of changing accounting requirements and market expectations, the Committee decided, in December 2005, that it would make grants of equity-based incentive compensation awards in January 2006 (as opposed to later in the year)

and that it would grant restricted stock units (“RSUs”) instead of stock options at this point in time. Using the same general criteria as it used for stock option awards in May 2005, the Committee awarded restricted stock units to executive officers (including the Chief Executive Officer) in January 2006 in two programs under the Company’s 1998 Long-Term Incentive Plan. In the first program, RSUs are service-based and the restrictions lapse evenly over three years, starting in February 2007. In the second program, the number of RSUs increases or decreases with actual earnings per share (for the fiscal year ending December 31, 2006, on a consolidated non-GAAP diluted basis) greater or less than target earnings per share, and the RSUs vest in three equal annual installments beginning February 1, 2007. Grant levels are higher in the second program than in the first, reflecting the risk incorporated into the design of the second program.
Chief Executive Officer Compensation
     The Committee determines compensation for the Chief Executive Officer using the same criteria it used for other executives, placing relatively less emphasis on base salary and, instead, creating greater performance based opportunities for incentive compensation (cash and equity). The Committee meets each year in executive session to evaluate the performance of the Chief Executive Officer.
     Richard A. Fennessy joined the Company in November 2004, and, at that time, the Committee set a base salary for Mr. Fennessy at $695,000, the salary of Mr. Fennessy’s predecessor. No change in base salary was made during 2005, and no change in base salary has been made for 2006. With respect to incentive compensation, in his employment agreement, we agreed to pay Mr. Fennessy, for 2005 only, the greater of $1,000,000 or 1,000,000 times the actual diluted earnings per share divided by $1.20. As the formula did not yield more than the minimum, we paid Mr. Fennessy the guaranteed amount for the year. The Compensation Committee, outside of the employment agreement, also awarded a discretionary bonus of $150,000 to Mr. Fennessy in recognition of his performance in 2005. Additionally, at the time Mr. Fennessy joined the Company, the Committee decided that it was important to provide Mr. Fennessy with equity compensation in the form of stock options and restricted stock in order to motivate and reward him for long-term strategic management and increases in stockholder value, and the Committee committed to making those awards in his employment agreement. Accordingly, and pursuant to his employment agreement, a portion of the awards was made in November 2004 (an option to acquire 500,000 shares of our common stock) and a portion (an option to acquire 250,000 shares of our common stock and a grant of 75,000 shares of restricted stock) was made in January 2005. As discussed above, Mr. Fennessy also received a grant of stock options (for 100,000 shares of our common stock) in May 2005 along with other executive officers, grants of restricted stock units (16,000 in program one and 24,000 in program two) in January 2006 and is eligible for cash-based incentive compensation based on non-GAAP quarterly operating margin percentage and annual net sales growth. Additionally, the Committee will evaluate Mr. Fennessy’s performance for the entire 2006 year and, in our discretion, we can adjust his actual cash incentive compensation, within the cash-based incentive program, plus or minus fifteen percent.
Section 162(m) of the Internal Revenue Code
     Section 162(m) generally prohibits a public company from taking a tax deduction for compensation over one million dollars paid to the Chief Executive Officer and its four other highest paid executive officers unless certain conditions are met. While the anticipated tax treatment of base and incentive compensation is given some weight in making compensation decisions, the deductibility of some types of compensation can depend upon the timing of an executive’s exercise of previously granted stock options or the vesting of restricted stock or restricted stock units, or both. Additionally, the interpretation of tax laws and regulations, and changes in laws and regulations, can also affect deductibility of compensation, and there may be other factors beyond the Committee’s control which affect deductibility. For these reasons, and because the Committee believes that awards of compensation which would not comply with the Section 162(m) requirements may at times further the long-term interests of the Company and its stockholders, the Committee has not adopted a policy of limiting awards of compensation to amounts which would be deductible under Section 162(m). However, the Committee expects that the vast majority of compensation paid in 2006 to the Chief Executive Officer and the four other most highly paid officers as a group will be tax deductible.
     The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
COMPENSATION COMMITTEE:

Larry A. Gunning, Chairman	Bennett Dorrance
Robertson C. Jones	Michael M. Fisher
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The members of the Compensation Committee for 2005 were Bennett Dorrance, Larry A. Gunning, Michael M. Fisher and Robertson C. Jones. No member of this committee was at any time during 2005 or at any other time an officer or employee of Insight, and no member had any relationship with Insight requiring disclosure under Item 404 of Regulation S-K. No executive officer of Insight has served on the board or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee during the 2005 fiscal year.
STOCK PRICE PERFORMANCE GRAPH
     Our stock trades under the symbol NSIT on the Nasdaq National Market. Set forth below is a graph comparing the percentage change in the cumulative total stockholder return on our common stock with the cumulative total return of the Nasdaq Stock Market U.S. Companies (Market Index) and the Nasdaq Retail Trade Stocks (Peer Index) for the period starting January 1, 2001 and ending December 31, 2005. The graph assumes that $100 was invested on January 1, 2001 in our common stock and in each of the two Nasdaq indices, and that, as to such indices, dividends were reinvested. We have not, since our inception, paid any cash dividends on our common stock.

     Historical stock price performance shown on the graph is not necessarily indicative of future price performance.

	Jan. 1,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2001	2001	2002	2003	2004	2005
Insight Enterprises, Inc. Common Stock (NSIT)	$100.00	151.95	51.33	116.12	126.74	121.12
Nasdaq Stock Market U.S. Companies (Market Index)	$100.00	85.56	59.15	88.44	96.24	98.28
Nasdaq Retail Trade Stocks (Peer Index)	$100.00	139.74	118.74	165.34	209.71	211.70
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Under the securities laws of the United States, our directors, executive officers, and any persons holding more than 10% of our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to disclose any known failure to file by these dates. Based upon a review of such reports furnished to us, or written representations that no reports were required, we believe that these filing requirements were satisfied in a timely manner during the year ended December 31, 2005.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 15, 2006 (except as otherwise indicated) by (i) each person or entity known to us own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each of the named executive officers and (iv) all directors and executive officers as a group.

	Shares of Common Stock
Name and Address	Beneficially Owned (1)
	Number of Shares		Percent
FMR Corp	5,072,908	(2)	10.63%
Barclays Global Investors, N.A. and affiliated entities	3,501,642	(3)	7.34%
AXA Financial, Inc. and affiliated entities	2,589,169	(4)	5.42%
Prudential Financial, Inc.	2,502,194	(5)	5.24%
Dimensional Fund Advisors Inc.	2,431,439	(6)	5.09%
Eric J. Crown	1,003,739	(7)	2.13%
Stanley Laybourne	475,667	(8)	*
Timothy A. Crown	472,236	(9)	*
Richard A. Fennessy	325,001	(10)	*
Carmela Orlando	80,776	(11)	*
Stuart A. Fenton	31,583	(12)	*
Robertson C. Jones	27,927	(13)	*
Larry A. Gunning	25,927	(14)	*
Michael M. Fisher	19,152	(15)	*
Mark T. McGrath	15,000	(16)	*
Bennett Dorrance	8,668	(17)	*
Kathleen S. Pushor	—		*
All directors and executive officers as a group (19 persons)	2,798,719	(18)	5.81%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In accordance with SEC rules, a person is deemed to own beneficially any shares that would be acquired upon exercise of stock options within 60 days of the date of determination of beneficial ownership. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Share data based on information in an amendment to a Schedule 13G filed on January 10, 2006 with the SEC by FMR Corp. As of December 31, 2005, the Schedule 13G indicates that FMR Corp. had sole voting power with respect to 724,430 shares, shared voting power with respect to no shares, sole dispositive power with respect to 5,072,908 shares and shared dispositive power with respect to no shares. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02199.

(3)	Share data based on information in a Schedule 13G filed on January 26, 2006 with the SEC by Barclays Global Investors, NA (“Barclays Investors”), Barclays Global Fund Advisors (“Barclays Fund Advisors”), Barclays Global Investors, LTD (“Barclays Investors Ltd.”) and Barclays Global Investors Japan Trust and Banking Company Limited (“Barclays Japan Trust”). As of December 31, 2005, the Schedule 13G indicates that Barclays Investors has sole voting power as to 2,076,431 shares and sole dispositive power as to 2,299,723 shares, Barclays Fund Advisors has sole voting power of 1,199,389 shares and sole dispositive power as to 1,201,919 shares, Barclays Investors Ltd. has sole voting power and sole dispositive power as to 0 shares and Barclays Japan Trust has sole voting power and sole dispositive power as to 0 shares. The address for Barclays Investors and Barclays Fund Advisors is 45 Fremont Street, San Francisco 94105, the address for Barclays Investors Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH, the address for Barclays Japan Trust is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuy-Ku, Tokyo 150-0012 Japan.

(4)	Share data based on information in an amendment to a Schedule 13G filed on February 14, 2006 with the SEC by AXA Financial, Inc., AXA, The Mutuelles AXA and certain of their affiliated entities. As of December 31, 2005, the Schedule 13G indicates that the reporting persons had sole voting power as to 2,110,734 shares, shared voting power as to 8,250 shares, sole dispositive power as to 2,589,169 shares and shared dispositive power as to no shares. The address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104, the address for AXA is 25, avenue Matignon, 75008 Paris, France and the address for The Mutuelles AXA is 26, rue Drouot, 75009 Paris, France.

(5)	Share data based on information in an amendment to a Schedule 13G filed on February 10, 2006 with the SEC by Prudential Financial, Inc. As of December 31, 2005, the Schedule 13G indicates that Prudential Financial Inc. had sole voting power with respect to 508,451 shares, shared voting power with respect to 1,933,611 shares, sole dispositive power with respect to 508,451 shares and shared dispositive power with respect to 1,993,743 shares. The address of Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102-3777.

(6)	Share data based on information in an amendment to a Schedule 13G filed on February 6, 2006 with the SEC by Dimensional Fund Advisors Inc. As of December 31, 2005, the Schedule 13G indicates that Dimensional Fund Advisors Inc. had sole voting power with respect to 2,431,439 shares, shared voting power with respect to no shares, sole dispositive power with respect to 2,431,439 shares and shared dispositive power with respect to no shares. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(7)	Includes 780,728 shares subject to options exercisable within 60 days of February 15, 2006.

(8)	Includes 475,667 shares subject to options exercisable within 60 days of February 15, 2006.

(9)	Includes 93,000 shares subject to options exercisable within 60 days of February 15, 2006.

(10)	Includes 250,001 shares subject to options exercisable within 60 days of February 15, 2006 and 75,000 shares of restricted stock shares granted on January 3, 2005 with restrictions that will lift ratably over three years.

(11)	Includes 80,776 shares subject to options exercisable within 60 days of February 15, 2006.

(12)	Includes 31,583 shares subject to options exercisable within 60 days of February 15, 2006.

(13)	Includes 25,927 shares subject to options exercisable within 60 days of February 15, 2006.

(14)	Includes 25,927 shares subject to options exercisable within 60 days of February 15, 2006.

(15)	Includes 18,427 shares subject to options exercisable within 60 days of February 15, 2006.

(16)	Includes 15,000 shares of restricted stock shares granted on May 23, 2005 with restrictions that will lift ratably over three years.

(17)	Includes 8,668 shares subject to options exercisable within 60 days of February 15, 2006.

(18)	Includes 2,041,789 shares subject to options exercisable within 60 days of February 15, 2006

AUDIT COMMITTEE REPORT
     As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Insight’s financial reporting, internal control and audit functions. Insight’s management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. Insight’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.
     Among other matters, the Audit Committee monitors the activities and performance of Insight’s internal auditors and KPMG, including the audit scope, auditor independence matters and the extent to which KPMG may be retained to perform non-audit services. The Audit Committee has the ultimate authority and responsibility to select, evaluate, and when appropriate, replace the independent registered public accounting firm. The Audit Committee also reviews the results of the internal auditors and KPMG work with regard to the adequacy and appropriateness of Insight’s financial, accounting and internal controls, including obtaining progress reports throughout the year on Insight’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee engaged in regular discussions with the director of internal audit and KPMG without the presence of senior members of management during 2005. Management and KPMG presentations to, and discussions with, the Audit Committee also covered various topics and events that have significant financial impact on Insight or are the subject of discussions between management and KPMG. In this context, the Audit Committee met nine times during 2005, during which it held discussions with senior members of Insight’s financial management team, the director of internal audit and KPMG.
     The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by KPMG. For each non-audit service, as defined in the policy, performed by the KPMG, an engagement letter confirming the scope and terms of the work to be performed is submitted to the Committee for pre-approval. Any modification to an executed engagement letter must also be pre-approved by the Committee. As permitted by Section 10A(i)(3) of the Exchange Act, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for all engagements under $50,000. The Chairman of the Audit Committee must report any pre-approval decisions to the Audit Committee at its next regular quarterly meeting.
     Management has reviewed Insight’s audited consolidated financial statements with the Audit Committee including a discussion of the quality, not just the acceptability, of the relevant accounting principles, the reasonableness of significant judgments made in connection with critical accounting principles and the accuracy and clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of Insight have been prepared in conformity with United States generally accepted accounting principles.
     The Audit Committee discussed with KPMG the matters required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” KPMG also provided to the Audit Committee a letter with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with KPMG their independence.
     Based on the Audit Committee’s discussions with management and KPMG and its review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the

Insight’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.
AUDIT COMMITTEE:

Michael M. Fisher, Chairman	Robertson C. Jones	Kathleen S. Pushor
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our independent registered public accounting firm during the year ended December 31, 2005 was KPMG. KPMG has audited our financial statements since 1988.
Fees and Independence
     Audit Fees. KPMG billed us an aggregate of $1,560,000 and $1,582,000 for professional services rendered for the audit of our financial statements for the years ended December 31, 2005 and 2004, its reviews of our financial statements included in our quarterly reports on form 10-Q and statutory audits in the United Kingdom for the years ended December 31, 2005 and 2004, respectively.
     Audit-Related Fees. KPMG billed us an aggregate of $0 and $0 for assurance and services related to employee benefit plan audits, accounting consultations, due diligence related to mergers and acquisitions and additional attest services for the years ended December 31, 2005 and 2004, respectively.
     Tax Fees. Tax fees for the years ended December 31, 2005 and 2004 of $123,000 and $208,000, respectively, include fees for services relating to tax compliance, unclaimed property, expatriates and tax planning and advice including tax assistance with tax audits.
     All Other Fees. There were no other fees paid to KPMG for the years ended December 31, 2005 and 2004.
     The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2005 were pre-approved by the Audit Committee. In addition, no audit engagement hours were spent by people other than KPMG’s full-time, permanent employees.
     Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all auditing and non-audit services performed to date and currently planned to be provided related to the fiscal year 2005 by our independent registered public accounting firm, KPMG. The services include the annual audit, quarterly reviews, issuances of consents related to SEC filings and certain tax compliance services.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our Audit Committee has retained KPMG as our independent registered public accounting firm in 2006, and we are asking stockholders to ratify that appointment. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders. Representatives of KPMG will attend the annual meeting, have an opportunity to make a statement and be available to answer questions.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2006
STOCKHOLDER PROPOSALS
     If any stockholder would like to make a proposal at our 2007 annual meeting, including the nomination of a director candidate, we must receive it no later than November 24, 2006 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Stockholders may propose director candidates for consideration by sending the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of our common stock to our Corporate Secretary at 1305 West Auto Drive, Tempe, Arizona 85284. If any stockholder intends to present a proposal at the 2007 annual meeting of stockholders without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no later than January 12, 2007. Any notice received after January 12, 2007 is untimely. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Proposals should be addressed to our Corporate Secretary at 1305 West Auto Drive, Tempe, Arizona 85284.
OTHER MATTERS
     We know of no other matters to be brought before the annual meeting. If any other matter properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares represented by the proxies as the Board may recommend.

INSIGHT ENTERPRISES, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 4, 2006
3:00 p.m. M.S.T.
Insight Corporate Headquarters
1305 West Auto Drive
Tempe, Arizona 85284

Insight Enterprises, Inc. 1305 West Auto Drive, Tempe, Arizona 85284	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 4, 2006.
The shares of stock you hold in your account will be voted as you specify.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing this proxy, you revoke all prior proxies and appoint RICHARD A. FENNESSY AND STANLEY LAYBOURNE and each of them acting in the absence of the others, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

Company #

There are three ways to vote your proxy:
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00pm (CT) on April 3, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/nsit/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00pm (CT) on April 3, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Insight Enterprises, Inc. c/o Shareowner Services SM , P.O. Box 64873, St. Paul, MN 55164-0873.
If voting by phone or Internet, you should not mail your proxy card.
— Please detach here —
The Board of Directors Recommends a Vote FOR items 1 and 2.

1.	Election of Three Class III Directors:	01 Timothy A. Crown 02 Stanley Laybourne 03 Kathleen S. Pushor	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006.	☐ FOR	☐ AGAINST	☐ ABSTAIN
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS.

Address Change? Mark Box ☐	Planning to attend the	Date:
Indicate changes below:	Annual Meeting? Mark Box ☐

Signature(s) in Box
Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.